Exhibit 99.1

Pulse Electronics Names John Dickson as Chief Information Officer

Company Attracts IT Leadership with Demonstrated Experience Implementing ERP Systems

PHILADELPHIA--(BUSINESS WIRE)--March 23, 2011--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced it named John Dickson as senior vice president, chief information officer and human resources effective March 23, 2011. He is responsible for all information technology and human resources functions for the Company.

“We are extremely pleased to attract a senior information technology executive to Pulse,” said Ralph Faison, president and chief executive officer of Pulse. “John brings a demonstrated track record of implementing ERP systems and enhancing companies’ information technology capabilities. As we have communicated previously, one of our top strategic actions is to implement an ERP system, which when fully implemented will drive significant cost and expense savings, operational efficiencies and management visibility. John’s extensive management background will strengthen our human resources function as well.”

John R. D. Dickson, 56, most recently served as senior vice president and chief information officer of Andrew Corporation. He joined Andrew in 1975 and has held numerous management positions in engineering, business development, sales and marketing, as well as business unit management and operations. Prior to joining Andrew, he was employed by Ferranti Electronics as a radar antenna design engineer. He holds a Higher National Diploma in physics from Napier University, Edinburgh, Scotland.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The Company serves manufacturers in the wireless and wireline communications, power management, military/aerospace and automotive industries. For more information, visit the Company’s web site at www.pulseelectronics.com.

Safe Harbor

This release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.

CONTACT:
Pulse Electronics Corporation
Jim Jacobson, Director of Investor Relations
215-942-8428